EXHIBIT 99.3
PRESS RELEASE
FEBRUARY 24, 2000
NEWSOUTH BANCORP, INC.             FOR IMMEDIATE RELEASE
                                   ---------------------
                                   For More Information Contact:
                              Bill Wall or Tom Vann
                                   (252) 946-4178


                   FIRST SOUTH BANK
               COMPLETES ACQUISITION OF
          SIX BRANCH OFFICES OF TRIANGLE BANK

Washington, North Carolina-NewSouth Bancorp, Inc. (Nasdaq:NSBC)

First South Bank, a wholly owned subsidiary of NewSouth Bancorp, Inc. (Nasdaq:NSBC), announces that on February 18, 2000 it completed the acquisition of five of Triangle Bank's branch offices located in Rocky Mount, North Carolina and one office located in Tarboro, North Carolina. In the acquisition, First South Bank assumed the deposits of these branch offices, totaling approximately $148 million.

On February 22, 2000, five of the six branch offices opened as full service branch offices of First South Bank, while one of the branch offices was closed with the deposits and loans serviced out of a nearby existing First South branch office.

On announcing completion of the acquisition, Tom Vann, President of First South Bank, stated "This acquisition represents a continuation of the growth of our existing branch network, and is expected to benefit First South Bank's earnings in future periods. We look forward to offering First South Bank's services to the customers of these branch offices and welcome them to the First South Bank family.

In addition, this acquisition allows the Bank to leverage its investment in technology and people and to become the second largest bank depository in the Rocky Mount market. This acquisition also allows NewSouth Bancorp, Inc. to further leverage its capital and provides the Company with the opportunity to increase its franchise value."

At December 31, 1999, NewSouth Bancorp had total assets of approximately $441 million, total deposits of approximately $346 million and stockholders' equity of $48 million (unaudited).

First South Bank now serves eastern North Carolina from its main office located in Washington, North Carolina with seventeen full service branch offices located in Chocowinity, Greenville, Elizabeth City, Fayetteville, Kinston, Lumberton, New Bern, Rocky Mount, Tarboro and Washington, North Carolina.